Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated April 25, 2014, relating to the consolidated financial statements and financial statement schedule of Vipshop Holdings Limited and its subsidiaries (the “Group”), and the effectiveness of the Group’s internal control over financial reporting, appearing in the Annual Report on Form 20-F of the Group for the year ended December 31, 2013.

/s/ Deloitte Touche Tohmatsu
Certified Public Accountants
Hong Kong
October 22, 2014